SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 2)


                              SEACOR Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    811904101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 13, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)

CUSIP No. 811904101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     A. Alex Porter

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,911,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,911,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,911,700

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.43%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 811904101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Paul Orlin

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,911,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,911,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,911,700

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.43%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 811904101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Geoffrey Hulme

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,870,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,870,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,870,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.21%

12.  TYPE OF REPORTING PERSON*

     IN

CUSIP No. 811904101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Jonathan W. Friedland

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     USA

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,870,800

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,870,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,870,800

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     10.21%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 811904101
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CF Advisors, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a) [_]
                                                                 (b) [x]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,120,900

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,120,900

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,120,900

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                     [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.12%

12.  TYPE OF REPORTING PERSON

     OO

CUSIP No. 811904101
          ---------------------

Item 1(a).  Name of Issuer:

            SEACOR Holdings Inc.(1)

--------
(1) Effective March 15, 2004, Seacor Smit Inc. changed its name to SEACOR Holdings Inc.
     --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            11200 Richmond, Suite 400
            Houston, Texas 77082
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

            A. Alex Porter
            Paul Orlin
            Geoffrey Hulme
            Jonathan W. Friedland
            CF Advisors, LLC
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            666 5th Avenue, 34th Floor, New York, New York 10103
            666 5th Avenue, 34th Floor, New York, New York 10103
            666 5th Avenue, 34th Floor, New York, New York 10103
            666 5th Avenue, 34th Floor, New York, New York 10103
            666 5th Avenue, 34th Floor, New York, New York 10103
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

            USA
            USA
            USA
            USA
            Delaware
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, $.01 Par Value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

            811904101
            --------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_] Insurance company as defined in Section 3(a)(19) of the Exchange
              Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          A. Alex Porter: 1,911,700 shares
          Paul Orlin: 1,911,700 shares
          Geoffrey Hulme: 1,870,800 shares
          Jonathan W. Friedland: 1,870,800
          CF Advisors, LLC: 1,120,900
          ----------------------------------------------------------------------

     (b)  Percent of class:

          A. Alex Porter: 10.43%
          Paul Orlin: 10.43%
          Geoffrey Hulme: 10.21%
          Jonathan W. Friedland: 10.21%
          CF Advisors, LLC: 6.12%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to
                direct the vote
                                                A. Alex Porter: 0
                                                Paul Orlin: 0
                                                Geoffrey Hulme: 0
                                                Jonathan W. Friedland: 0
                                                CF Advisors, LLC: 0
                                                -------------------------------,

          (ii)  Shared ower to vote or to
                direct the vote
                                                Alex Porter: 1,911,700
                                                Paul Orlin:  1,911,700
                                                Geoffrey Hulme:1,870,800
                                                Jonathan W. Friedland: 1,870,800
                                                CF Advisors, LLC: 1,120,900
                                                -------------------------------,

          (iii) Sole power to dispose or to
                direct the disposition of
                                                A. Alex Porter: 0
                                                Paul Orlin: 0
                                                Geoffrey Hulme: 0
                                                Jonathan W. Friedland: 0
                                                CF  Advisors, LLC: 0
                                                -------------------------------,

          (iv)  Shared power to dispose or to
                direct the disposition of
                                                A. Alex Porter: 1,911,700
                                                Paul Orlin: 1,911,700
                                                Geoffrey Hulme: 1,870,000
                                                Jonathan W. Friedland: 1,870,000
                                                CF Advisors, LLC: 1,120,900
                                                -------------------------------.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

          ----------------------------------------------------------------------

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          Not Applicable
          ----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          Not Applicable
          ----------------------------------------------------------------------

Item 8.   Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

          Not Applicable
          ----------------------------------------------------------------------

Item 9.   Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

          Not Applicable
          ----------------------------------------------------------------------

Item 10.  Certifications.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   October 25, 2004
                                       ----------------------------------------
                                                        (Date)


                                                  /s/ A. Alex Porter*
                                        ----------------------------------------
                                                      (Signature)


                                                     A. Alex Porter
                                        ----------------------------------------
                                                      (Name/Title)


                                                  /s/ Paul Orlin*
                                        ----------------------------------------
                                                      (Signature)


                                                      Paul Orlin
                                        ----------------------------------------
                                                      (Name/Title)


                                                  /s/ Geoffrey Hulme*
                                        ----------------------------------------
                                                      (Signature)


                                                     Geoffrey Hulme
                                        ----------------------------------------
                                                      (Name/Title)


                                                 /s/ Jonathan W. Friedland*
                                        ----------------------------------------
                                                      (Signature)


                                                    Jonathan W. Friedland
                                        ----------------------------------------
                                                      (Name/Title)

                                                    CF Advisors, LLC

                                                 By: /s/ A. Alex Porter
                                        ----------------------------------------
                                                       (Signature)

                                                  A. Alex Porter/Principal
                                        ----------------------------------------
                                                       (Name/Title)

* The reporting persons hereby disclaim beneficial ownership over the shares reported herein except to the extent of their pecuniary interest therein.

Exhibit 1


                             Joint Filing Statement

                     Statement Pursuant to Rule 13d-1(k)(1)


     The undersigned hereby consent and agree to file a joint statement on
Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to shares of common stock of Seacor Smit Inc. beneficially owned by them, together with any or all amendments thereto, when and if appropriate. The parties hereto further consent and agree to file this Statement Pursuant to Rule 13d-1(k)(1)(iii) as an exhibit to Schedule 13G, thereby incorporating the same into such Schedule 13G.



Dated:  October 22, 2004               /s/ A. Alex Porter
                                       -------------------
                                       A. Alex Porter


Dated:  October 22, 2004               /s/ Paul Orlin
                                       ------------------
                                       Paul Orlin



Dated:  October 22, 2004               /s/ Geoffrey Hulme
                                       ------------------
                                       Geoffrey Hulme


Dated:  October 22, 2004               /s/ Jonathan W. Friedland
                                       -------------------------
                                       Jonathan W. Friedland


Dated:  October 22,2004                CF Advisors, LLC

                                       By: /s/ A. Alex Porter
                                       -------------------------
                                       Name: A. Alex Porter
                                       Title: Principal



02903.0001 #520081